Exhibit 10.14(Q)

EXECUTION COPY

THIRTEENTH AMENDMENT

TO SEARCH AND ADVERTISING SERVICES AND SALES AGREEMENT

This Thirteenth Amendment to Search and Advertising Services and Sales Agreement (this “Thirteenth Amendment”) is entered into to be effective as of November 17, 2015 (“Thirteenth Amendment Effective Date”) by and between Yahoo! Inc., a Delaware corporation (“Yahoo!”), and Microsoft Corporation, a Washington corporation (“Microsoft”) (collectively the “Parties”).

WHEREAS, Yahoo! and Microsoft are parties to that certain Search and Advertising Services and Sales Agreement, entered into as of December 4, 2009, as amended (collectively, the “Agreement”); and

WHEREAS, Yahoo! and Microsoft desire to further amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.    Sales Transition Background.    In the Eleventh Amendment, the Parties agreed upon the termination of Yahoo!’s sales activities for the Paid Search Services. Neither of the Parties intends for such change to the Agreement as amended, or the arrangements envisaged thereunder to constitute a “relevant transfer” in any jurisdiction for the purposes of the EU Acquired Rights Directive (Directive 2001/23/EC), as amended, any local legislation implementing such Directive, or any similar local law or regulation (“Acquired Rights Regulations”). Nonetheless, in connection with the sales transition in Europe contemplated in the Eleventh Amendment (“Sales Transition”), Yahoo! has or will incur certain redeployment and restructuring fees which the Parties wish to apportion appropriately as described in this Thirteenth Amendment.

2.    Efforts to Redeploy and Compliance with Local Law.    Yahoo! agrees, to the extent permitted under local law, that it and its Affiliates will use commercially reasonable efforts to first redeploy to new positions any employee of a Yahoo! Affiliate who may be impacted by the Sales Transition. To the extent such redeployment is not possible, and any Yahoo! Affiliate elects to make any such employees redundant through a subsequent restructuring, Yahoo! agrees to procure that any Yahoo! Affiliate conduct any such restructuring or redundancies in compliance with local law, employment agreements and any applicable collective agreements.

3.    Redeployment and Restructuring Fees.    Within sixty (60) days after the Thirteenth Amendment Effective Date, Microsoft will pay Yahoo! One Million Sixty Thousand Four Hundred Thirty-Four dollars and Seventy-Five Cents ($1,060,434.75 USD), as an agreed upon sum between the Parties to cover certain redeployment and restructuring expenses that have been or may be incurred by Yahoo! and its Affiliates as a result of the Sales Transition and Yahoo!’s and its Affiliates activities under Section 2.

4.    Release and Indemnification.    In consideration of the payment described in Section 3 above,

(a)    The Parties agree to release one another and their corresponding Affiliates, and shall procure that any of their respective Affiliates shall also release any claims they may have against the other Party and its Affiliates relating to the transfer, restructuring or redundancy of Yahoo!’s (or its Affiliates’) employees, vendors, or contractors as a result of the Sales Transition; and

(b)    A new Section 16.2.8 is hereby added to the Agreement to read as follows:

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EXECUTION COPY

“16.2.8        Yahoo!’s redeployment, restructuring or making redundant its or its Affiliates’ employees in Europe as a result of the Sales Transition, and/or the application or alleged application of the Acquired Rights Regulations by any person in connection with the Sales Transition.”

5.     Miscellaneous.     This Thirteenth Amendment will be governed and construed, to the extent applicable, in accordance with the laws of the State of New York, without regard to its conflict of law principles. This Thirteenth Amendment may be executed in multiple textually identical counterparts, each of which constitutes an original and all of which collectively shall constitute one and the same instrument. This Thirteenth Amendment may be amended or modified only by a written agreement that (a) refers to this Thirteenth Amendment; and (b) is executed by an authorized representative of each party. This Thirteenth Amendment binds the parties hereto and their respective personal and legal representatives, successors, and permitted assigns. Except as expressly set forth herein, the Agreement remains in full force and effect and this Thirteenth Amendment does not alter, amend or change any of the other terms or conditions set forth in the Agreement. To the extent of any conflict between this Thirteenth Amendment and any provisions of the Agreement, this Thirteenth Amendment shall control with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties by their duly authorized representatives have executed this Thirteenth Amendment as of the Thirteenth Amendment Effective Date.

YAHOO! INC.		MICROSOFT CORPORATION

By:	/s/ Ian Weingarten	By:	/s/ Rik van der Kooi

Name:	Ian Weingarten	Name:	Rik van der Kooi

Title:	SVP, Corporate Development & Partnerships	Title:	CVP, Microsoft Advertising

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